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                                                                    Exhibit 23.4





We consent to the use of our report dated February 5, 1999 (except for note 15 for which the date is March 2, 1999) on the consolidated balance sheets of Med-Emerg International Inc. as at December 31, 1998 and 1997, and the consolidated statements of operations and deficit and changes in financial position for the years ended December 31, 1998 and 1997 in the Registration Statement and Prospectus on Form F-4, and to the use of our name as it appears under the caption "Experts".



/s/ Schwarts Levitsky Feldman

SCHWARTZ LEVITSKY FELDMAN
Toronto, Ontario
September 7, 1999